PRELIMINARY DRAFT SUBJECT TO REVIEW

Supplemental Information to the Special Committee of the Board of Directors

Project CEMENT

October 16, 2011

William Blair & Company®

PRELIMINARY DRAFT SUBJECT TO REVIEW

Sensitivity Analysis

William Blair & Company®

PRELIMINARY DRAFT SUBJECT TO REVIEW

DCF – Capex Sensitivity Analysis

- Blair utilized CEMENT's 2012-2016 projections per Management (the "Forecasts") to determine the "free cash flows" of CEMENT for 2012-2016.
- Blair estimated the value of CEMENT at the end of 2016 ("terminal value") utilizing multiples of projected 2016 EBITDA ranging from 4.5x to 6.5x and an discount of 17% was selected based upon a weighted average cost of capital analysis of selected public companies and was used to calculate a present value of 2012-2016 cash flows and the terminal value as of October 31, 2011
- As requested by the Special Committee, Blair has run sensitivities on the Forecast Capex . A range of 20% to 60% lower capex than the forecasts has been assumed. Revenue are unchanged, all margins remain flat, and net working capital are also unchanged.
- The aggregate present value of these items represents the enterprise value range. An equity value range was determined by deducting net debt at June 30, 2011
- A range of per share prices was determined by dividing the derived equity value by the total diluted shares outstanding at each respective value, including in-the-money options and warrants

Equity Value per Share

Capex change	Exit Multiple 4.5x	5.5x	6.5x
-20.0%	$ 1.49	$ 1.75	$ 2.00
-30.0%	1.76	2.01	2.27
-40.0%	2.02	2.28	2.53
-50.0%	2.29	2.54	2.79
-60.0%	2.55	2.80	3.05

Premium/(Discount) per Share (1)

Capex change	Exit Multiple 4.5x	5.5x	6.5x
-20.0%	(6.9%)	9.1%	25.2%
-30.0%	9.8%	25.8%	41.8%
-40.0%	26.4%	42.5%	58.2%
-50.0%	43.1%	58.8%	74.3%
-60.0%	59.5%	75.0%	90.4%

Highlighted the cells with equity value per share higher than $2.65 offer price

(1) Current share price of $1.60 as of October 10, 2011.

PRELIMINARY DRAFT SUBJECT TO REVIEW

DCF – EBIT Margin Sensitivity Analysis

- Blair utilized CEMENT's 2012-2016 projections per Management (the "Forecasts") to determine the "free cash flows" of CEMENT for 2012-2016.
- Blair estimated the value of CEMENT at the end of 2016 ("terminal value") utilizing multiples of projected 2016 EBITDA ranging from 4.5x to 6.5x and an discount of 17% was selected based upon a weighted average cost of capital analysis of selected public companies and was used to calculate a present value of 2012-2016 cash flows and the terminal value as of October 31, 2011
- As requested by the Special Committee, Blair has run sensitivities on the Forecast EBIT margins . A range of 2 to 6 percentage units higher EBIT margins than the forecasts has been assumed. Revenue are unchanged, capex and net working capital are also unchanged.
- The aggregate present value of these items represents the enterprise value range. An equity value range was determined by deducting net debt at June 30, 2011
- A range of per share prices was determined by dividing the derived equity value by the total diluted shares outstanding at each respective value, including in-the-money options and warrants

Equity Value per Share

EBIT margin change (actual)	Exit Multiple 4.5x	5.5x	6.5x
2.0%	$ 1.40	$ 1.71	$ 2.02
3.0%	1.63	1.96	2.29
4.0%	1.85	2.21	2.56
5.0%	2.07	2.45	2.82
6.0%	2.29	2.69	3.09

Premium/(Discount) per Share (1)

EBIT margin change (actual)	Exit Multiple 4.5x	5.5x	6.5x
2.0%	(12.4%)	6.9%	26.1%
3.0%	1.6%	22.4%	43.2%
4.0%	15.5%	37.9%	60.0%
5.0%	29.4%	53.3%	76.5%
6.0%	43.4%	68.4%	93.1%

Highlighted the cells with equity value per share higher than $2.65 offer price
(1) Current share price of $1.60 as of October 10, 2011.

PRELIMINARY DRAFT SUBJECT TO REVIEW

China Railway Construction Industry Overview

William Blair & Company®

PRELIMINARY DRAFT SUBJECT TO REVIEW

China Railway and Construction Industry

Some industry observations

- In August China government cut spending on railway construction and slowed building work following the nation's deadliest high-speed train crash
- Spending in August plunged to RMB 33 billion ($5.2 billion) from RMB 65.5 billion ($10.3 billion) a year earlier, the eight-month total declined 11 percent to RMB 316.5 billion ($49.8 billion), based on data released by the Ministry of Railways
- These developments have led to a declining demand for construction materials such as concrete and cement according to Bloomberg

PRELIMINARY DRAFT SUBJECT TO REVIEW

Case Study: China Railway Group Limited (CRGL)

中国中铁股份有限公司
CHINA RAILWAY GROUP LIMITED

- Headquarter: Beijing, China
- Principally engages in infrastructure construction; the provision of survey, design, and consulting services; engineering equipment and component manufacturing
- China's largest builder of the nation's tracks

The builder of two-thirds of the nation's tracks was largely affected by the industry turmoil, and foresees a slow earning recovery

Stock Price Performance



LTM Trading Performance: - 45.1%
7/23/2011
Railway accident in Wenzhou
¥5.50
¥5.00
¥4.50
¥4.00
¥3.50
¥3.00
¥2.50
600m
500m
400m
300m
200m
100m
0
2010/10/18
2010/11/18
2010/12/18
2011/1/18
2011/2/18
2011/3/18
2011/4/18
2011/5/18
2011/6/18
2011/7/18
2011/8/18
2011/9/18

Source: CapitalIQ and Bloomberg as of Oct 16th, 2011.

Recent Developments

- 1H11 results were disappointing with net profit falling by 24% YoY to RMB 2.49 billon ($392 million)
- Beyond 2012, earnings recovery visibility is lower than for direct peer, CRCC, because CRGL's relatively weak balance sheet may hinder business diversification.

Third-party Commentary

- *"80 percent of China's rail projects have been put on hold. The rail projects have been suspended pending clarification of government policies and because banks have stopped issuing loans on concerns about repayments,."*

  --- 21st Century Business Herald , Oct 3, 2011

- *"The railway ministry, which had RMB 2.09 trillion ($328 billion) of liabilities as of the end of June, last week delayed a RMB 20 billion ($3.1 billion) bond until the middle of October."*

  --- Bloomberg, Sept 28, 2011

PRELIMINARY DRAFT SUBJECT TO REVIEW

Case Study: China Railway Construction Corp. (CRCC)

中国铁建 中国铁建股份有限公司 CHINA RAILWAY CONSTRUCTION CORPORATION LIMITED

- Headquarter: Beijing, China
- Principally engages in project contracting, survey design consultation, industrial manufacturing, real estate development, logistics, goods and materials trading, and capital operation businesses
- China's second largest builder of the nation's tracks

The second largest builder of the nation's railway were also affected by the stringent policy

Stock Price Performance


LTM Trading
Performance: - 49.1%
7/232011
Railway
accident in
Wenzhou
¥9.00
¥8.50
¥8.00
¥7.50
¥7.00
¥6.50
¥6.00
¥5.50
¥5.00
¥4.50
¥4.00
300m
250m
200m
150m
100m
50m
0
2010/10/18
2010/11/18
2010/12/18
2011/1/18
2011/2/18
2011/3/18
2011/4/18
2011/5/18
2011/6/18
2011/7/18
2011/8/18
2011/9/18

Source: CapitalIQ and Bloomberg as of Oct 16th, 2011.

Recent Developments

- Net profit grew 7.7% YoY to RMB 3.6 billion in 1H11, in line with market estimate (42% of consensus 2011 estimate)
- Expects number of new contracts will remain low in 2H11 given the Government temporarily suspending the approval of new rail projects

Third-party Commentary

- *"The Ministry of Railways owes more than RMB160 billion($25 billion) to its two major project contractors, China Railway Group and China Railway Construction Group. Key construction projects in the Northwest, like the Lanzhou-Chongqing railway, can't afford the wages for workers for the next three to four months."*

  --- People's Daily, Sept 29, 2011

- *"There are signs of deteriorating financials amid higher working capital needs for CRCC. Such financial trend is more obvious among Chinese infra-companies as more projects has been delaying payments since the fraud investigation in Feb11."*

  --- DBS Group Research, Aug 31, 2011